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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)

                                   Cohu, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $1.00 Par Value
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                         (Title of Class of Securities)


                                 001751-19257610
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                                 (CUSIP Number)


                               December 31, 1999
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             (Date of Event Which Requires Filing of This Statement)


       Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


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CUSIP NO. 001751-19257610              13G
---------------------------------

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    1      Names of Reporting Persons/I.R.S. Identification Nos. of Above
           Persons (Entities Only)

           Nicholas J. Cedrone
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    2      Check the Appropriate Box if a Member of a Group       (a) [ ]
           (See Instructions)                                     (b) [ ]

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    3      SEC Use Only

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    4      Citizenship or Place of Organization

           United States
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          Number of               5     Sole Voting Power

           Shares                       1,436,138*
                              --------------------------------------------------
        Beneficially              6     Shared Voting Power

                              --------------------------------------------------
          Owned by                7     Sole Dispositive Power

            Each                        1,436,138
                              --------------------------------------------------
          Reporting               8     Shared Dispositive Power

         Person With
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    9      Aggregate Amount Beneficially Owned by Each Reporting Person

           1,436,138
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   10      Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
           (See Instructions)

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   11      Percent of Class Represented by Amount in Row (9)

           7.2%
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   12      Type of Reporting Person (See Instructions)

           IN
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* Adjusted for two-for-one stock split effective September 1999
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  ITEM 1(a)         Name of Issuer:
                    Cohu, Inc.

                    ------------------------------------------------------------

  ITEM 1(b)         Address of Issuer's Principal Executive Offices:
                    5755 Kearny Villa Road, San Diego, CA 92123

                    ------------------------------------------------------------
  ITEM 2(a)         Name of Person Filing:

                    Nicholas J. Cedrone
                    ------------------------------------------------------------
  ITEM 2(b)         Address of Principal Business Office or, if None, Residence:
                    One Monarch Drive, Littleton, MA 01460

                    ------------------------------------------------------------
  ITEM 2(c)         Citizenship:

                    United States
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  ITEM 2(d)         Title of Class of Securities:

                    Common Stock, $1.00 par value
                    ------------------------------------------------------------
  ITEM 2(e)         CUSIP Number:
                    001751-19257610

                    ------------------------------------------------------------

  ITEM 3            IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c),
                    CHECK THIS BOX   [X]

  ITEM 4            OWNERSHIP

                    The aggregate number and percentage of the class of securities of the issuer identified in Item 1 owned by Mr. Cedrone on December 31, 1999 was as follows:

                         (a)      Amount beneficially owned:  1,436,138.
                         (b)      Percent of class:  7.2%.
                         (c)      Number of shares as to which the person has:
                         (i)      Sole power to vote or to direct the vote
                                  1,436,138.
                         (ii)     Shared power to vote or to direct the vote
                                  _______________.
                         (iii) Sole power to dispose or to direct the disposition of 1,436,138.
                         (iv) Shared power to dispose or to direct the disposition of ________________________.

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   ITEM 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                    Not Applicable.

   ITEM 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON

                    Not Applicable.

   ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                    Not Applicable.

   ITEM 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    Not Applicable.

   ITEM 9           NOTICE OF DISSOLUTION OF GROUP

                    Not Applicable.

   ITEM 10          CERTIFICATIONS

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 1, 2000
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                                                         (Date)

                                                 /s/ Nicholas J. Cedrone
                                            ----------------------------------
                                                      (Signature)

                                                 Nicholas J. Cedrone
                                            ----------------------------------